EXHIBIT 99

Digital Power Reports Financial Results for the Fourth Quarter and the Year Ended December 31, 2004

FREMONT, Calif., March 23, 2005, Digital Power Corporation (Amex: DPW - News) (herein "Digital Power") today announced its financial results for the fourth quarter and for the year ended December 31, 2004.

Digital Power reported revenue of $2,555,000 for the quarter ended December 31, 2004, an increase of 25.8% from $2,031,000 for the same quarter last year. An operating loss of $523,000 for the fourth quarter of 2004 was reported which includes $286,000 of non-recurring charges, compared to an operating loss of $406,000 for the same quarter last year. Digital Power reported a net loss for the three months ended December 3l, 2004, of $442,000 compared to a net loss of $389,000 for the three months ended December 31, 2003.

Revenue for the twelve months ended December 31, 2004, was $8,713,000, an 18.2% increase from revenue of $7,369,000 for the twelve months ended December 31, 2003. Net loss for the twelve months ended December 31, 2004, was $1,175,000, compared to a net loss of $963,000 for the same period in 2003.

Commenting on the results, Jonathan Wax, President and CEO stated "We continue to make very steady progress with the year over year revenue growth which we believe is confirmation of our sales strategy and ability to promote and market key product lines. This marks the third straight quarter of revenue growth for Digital Power. While the loss continues to be disappointing, it did include $295,000 of one time charges. Cash remain stable in the fourth quarter compared to the third quarter primarily due to an increased content of Far East manufacturing which will continue to grow in the near future as part of our overall manufacturing strategy and an organization structure that was realigned."

Digital Power designs, develops, manufactures, markets and sells switching power supplies to industrial, telecommunication, data communication, medical and military industries. Digital Power's headquarters are located at 41920 Christy Street, Fremont, California 94538-3158; phone number (510) 657-2635.

The foregoing contains forward-looking statements, which are subject to contingencies and uncertainties, which are set forth in Digital Power's Form 10-KSB and other filings with the Securities and Exchange Commission. Such forward-looking statements are not guarantees of future performance and are based upon assumptions about future conditions that could prove to be inaccurate including, but not limited to, that Digital Power will be able to lower its production costs and market conditions are improving in Digital Power's industry. Actual events, transactions, and results may differ materially from anticipated events, transactions or results described in such statements.




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Digital Power Corporation

    Financial Data
    (In thousands except for per share amounts)


                                       Three months          Twelve Months
                                    Ended December 31,     Ended December 31,
    Statement of Operations Data     2004       2003       2004          2003

    Revenues                        $2,555    $2,031      $8,713       $7,369
    Operating loss                   (517)     (406)      (1,245)      (1,065)
    Loss before income taxes         (467)     (393)      (1,200)      (1,040)
    Net loss                         (442)     (389)      (1,175)        (963)

    Basic and diluted net loss
    Per share                       $(0.07)  $(0.08)      $(0.20)      $(0.19)


                                    As of December 31,
    Balance Sheet Data               2004         2003

    Working capital                 $2,437     $2,686
    Total assets                     5,163      5,136
    Shareholders' equity             2,705      3,022